U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                               Wexford Capital LLC
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   (Last)                           (First)             (Middle)

411 West Putnam Avenue
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                                    (Street)

Greenwich                             CT                  06830
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                       SEABULK INTERNATIONAL INC. / SBLK

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                    JUNE 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          6/17/02        P               34,700      A     $7/sh.                   I         (1)
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Common Stock                          6/19/02        P              187,500      A     $7.01/sh.                I         (1)
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Common Stock                          6/21/02        P               46,500      A     $7.01/sh                 I         (1)
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Common Stock                          6/24/02        P                5,000      A     $7.01/sh  2,431,801      I         (2)
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) All of the securities reported hereby were acquired by Taurus Investors LLC, a company for which the Reporting Person is the investment advisor.

(2) All of such shares are held by Wexford Spectrum Investors, LLC, Valentis Investors LLC, Solitair Corp. and Taurus Investors, LLC, companies for which the Reporting Person acts as investment advisor. The Reporting Person disclaims beneficial ownership of the securities reported hereby, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of the securities for purposes of Rule 16(a)-3(a) promulgated under the Securities Act of 1934 or for any other purpose.



By: /s/ Arthur H. Amron                                    July 2, 2002
   ---------------------------------------            -----------------------
      **Signature of Reporting Person                         Date
   Arthur H. Amron, Senior Vice President




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

ATTACHMENT TO FORM 4:


Name of Designated Filer:           WEXFORD CAPITAL LLC

Name of Joint Filers:               Charles E. Davidson (3)
                                    Joseph M. Jacobs (3)

Address of Joint Filers:            c/o Wexford Capital LLC
                                    411 West Putnam Avenue
                                    Greenwich, CT 06830

Date of Event Requiring Filing:          June 30, 2002

Issuer Name and Ticker or Trading Symbol:   Seabulk International Inc. / SBLK


/S/ CHARLES E. DAVIDSON                                    July 2, 2002
-----------------------                               -----------------------
Charles E. Davidson                                            Date


/S/ JOSEPH M. JACOBS                                       July 2, 2002
--------------------                                  -----------------------
Joseph M. Jacobs                                               Date


** Signature of Reporting Person

(3) Mr. Davidson is chairman and a managing member of Wexford Capital and Mr. Jacobs is the president and a managing member of Wexford Capital. Each of Messrs. Davidson and Jacobs disclaims beneficial ownership of the securities owned by Wexford Capital for purposes of Rule 16(a)-3(a) promulgated under the Securities Act of 1934 or for any other purpose.


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